Exhibit 99.1

Warren Resources Announces Second Quarter 2005 Results

NEW YORK, August 10, 2005 /PRNewswire-FirstCall/ — Warren Resources, Inc. (NASDAQ:WRES) (“Warren” or the “Company”) today announced 2005 second quarter financial and operating results. The Company reported that revenues increased 33% to $8.0 million for second quarter 2005 as compared to revenues of $6.0 million for second quarter 2004. The increase in revenues for the second quarter of 2005 resulted from a 45% increase in oil and gas production, primarily from our Wilmington Townlot Unit field in California (“WTU”) and a 33% increase in realized oil and natural gas sales prices.  The Company reported a net loss of $3.0 million (after preferred stock dividends of $1.6 million) for second quarter 2005, as compared to a net loss of $2.9 million (after preferred stock dividends of $1.6 million) for second quarter of 2004. Net loss per share was $0.08 for the second quarter 2005 based on 36.4 million weighted average common shares outstanding as compared to a net loss per share of $0.15 per share for second quarter of 2004 based on 18.7 million weighted average common shares outstanding. At June 30, 2005, the Company had 41.9 million shares of common stock outstanding.

The Company reported that the net loss for the second quarter of 2005 included a turnkey contract loss of $0.4 million, which was principally due to higher costs for drilling rigs, steel and well services, compared to a turnkey contract profit of $0.4 million for the comparable period of 2004. Additionally, the Company recorded retirement of debt expense of $0.3 million related to the write-off of unamortized deferred offering costs and the premium paid on the 13.02% bonds due in 2010 (“2010 Bonds”), which were redeemed on June 29, 2005. Additionally, the Company recorded interest expense of $0.5 million in the second quarter of 2005 compared to $0.1 million for the second quarter of 2004. This increase in interest expense results from not capitalizing interest related to the WTU due to the resumption of drilling activities.

Production and exploration expense increased to $2.0 million for the second quarter of 2005 compared to $1.0 million for the comparable period of 2004. This increase results from increased production for the quarter plus increased costs associated with the resumption of drilling operations and renovation of the WTU central facility.

Oil and gas production increased to 463 MMcfe for the quarter ended June 30, 2005 compared to 320 MMcfe for the same period in 2004. Average natural gas equivalent realized sales prices were $6.33 per Mcfe for the quarter ended June 30, 2005 as compared to $4.77 per Mcfe for the same period in 2004.

Additionally, during the second quarter of 2005, 5.1 million shares of preferred stock were converted into common stock on a basis of one share of preferred stock for one share of common stock.  As of June 30, 2005, the Company had 1.4 million shares of preferred stock outstanding.  Of the remaining 1.4 million preferred shares outstanding, 0.6 million shares are convertible into common stock on a share for share basis until December 16, 2005.  The remaining 0.8 million shares of preferred stock are convertible into common stock on the basis of one share of preferred stock for 0.75 shares of common stock.  Commencing July 1, 2006, all remaining shares of preferred stock are convertible into common stock on the basis of one share of preferred stock for 0.5 shares of common stock.

The Company further announced that it has fully redeemed its 2010 Bonds, which had an outstanding principal balance of $12.8 million when the 2010 Bonds were called for redemption on April 29, 2005. As of June 30, 2005, holders of $10.0 million of the 2010 Bonds elected to convert their bonds into approximately 2.0 million shares of the Company’s common stock. Holders of the remaining $2.8 million of the 2010 Bonds received a cash redemption of their bonds at the regular redemption price of 110% of the principal amount thereof ($1,100.00 per $1,000.00) plus accrued interest to the redemption date. On June 29, 2005, U.S. Treasury securities having a current fair market value of $5.9 million that were held in escrow to secure repayment of the 2010 Bonds were released to the Company.

As a result of the bond redemptions during the first six months of 2005, the Company has reduced its long term debt from $46.5 million at December 31, 2004 to $17.1 million at June 30, 2005. At June 30, 2005, U.S. Treasury securities having a fair market value of $6.8 million are being held in escrow to secure repayment of these remaining bonds outstanding.

Mr. Timothy A. Larkin, the Chief Financial Officer of the Company, noted that “the retirement of $29.4 million of the bonds during the first half of the year eliminates approximately $3.7 million per year in interest payments and an estimated $2.5 million per year in sinking fund principal payments. Additionally, the conversion of preferred shares into common shares eliminates approximately $4.9 million in annual preferred stock dividends. The reduction of debt and the elimination of the preferred dividends will result in increased cash flow and net income for our Company.”

OPERATIONAL UPDATE

Wilmington Townlot Unit

Mr. Norman F. Swanton, Chairman and CEO of Warren, stated “the Company is pleased to announce the successful drilling and completion of the first six gross wells in our Wilmington Townlot Unit Field in California since becoming operator in March 2005. The first new well, the WTU #2209, was spudded on June 10, 2005, completed in the Upper Terminal oil zone on June 20, 2005 and placed on production on June 28, 2005. The WTU #2209 well has production tested at up to approximately 85 barrels of oil and 450 barrels of water per day. The second well drilled, the WTU #2281, was spudded on June 20, 2005, but has not been completed due to a poor casing cement job (which we expect the well service company to rectify in a few weeks). The third through sixth wells were drilled approximately ten days apart, commencing in early July 2005, and the wells were completed throughout July and early August 2005. Petrophysical logs run on the six new wells indicate an average of 180 feet of net pay with oil saturations in the Upper Terminal oil zone in the Hx and J sands. The rig has commenced drilling the seventh well of a 27 well program (20 producers and 7 water injection wells) planned for 2005.

The six new wells were directionally drilled to an average measured depth of approximately 4,000 feet to the Upper Terminal oil zone. Early fluid production and water-oil ratios from the completed wells should stabilize once the rates of production are optimized. Within the next 60 days, the Company plans to establish water injection support for the new producing wells to enhance oil production. Based upon the petrophysical log runs, the water-oil ratio and the early production tests from the completed wells, we anticipate that these wells will initially produce in an average range of 50 to 80 barrels of oil per day (“BOPD”) after water injection is activated and experience a shallow decline curve for the remaining life of the wells.

The completion technique required the well casing to be set through the producing interval and perforated across selected oil sands. A screen liner was installed in the wells and gravel packed across the perforated intervals. Initially, the wells are produced at low rates with downhole pumps to allow the gravel pack to settle in and the wells to stabilize.

“We’re obviously delighted with the results of the first newly drilled wells since we took over operations of the Wilmington Unit, with the first well production tested at 85 barrels of oil per day” said Mr. Swanton. “We found what we hoped for when we entered the Upper Terminal zone and are anxious to see enhanced results when water injection is resumed. We also believe, based on internal reservoir engineering evaluations, that three additional oil horizons present in the WTU, the Ranger, UP/Ford and Tar formations, may contain economically productive oil reserves. We intend to test drill these additional oil horizons later in 2005 and 2006.”

In May 2005, the Company began a modernization project of the existing production facility. This facility was originally built by EXXON when the field was unitized in 1972. This work will ensure that a clean water supply is available to be injected into a planned “7 spot” waterflood pattern. The water clarification project is expected to be finished in the next 60 days. The Company plans to commence water injection to enhance production when the water clarification project is completed.

Since taking over operations of the WTU in March 2005, the Company has increased gross oil production from 380 BOPD to 549 BOPD. This increase results from workovers and initial production from the new wells drilled in 2005.  At July 31, 2005, crude oil from the WTU was being sold for $50.30 per barrel at the wellhead.

Warren’s current aggregate 2005 capital expenditure budget for the Wilmington Unit is $21.0 million to drill 27 gross (25 net) wells in the Terminal and Ford zones, including 20 producing wells and 7 water injection wells.

Washakie Basin Coalbed Methane Project

The Company resumed drilling in the Jolly Roger Coalbed Methane (“CBM”) Unit of the Atlantic Rim project in the Washakie Basin in Wyoming during July 2005. A drilling rig completed drilling the nineteenth well of a planned twenty-four well program in Jolly Roger. We have commenced construction of the necessary infrastructure to accommodate the Jolly Roger wells. This work should be completed by the end of 2005. The drilling rig was moved to the Blue Sky CBM Unit in August 2005. During the second half of 2005, the Company is planning to drill an additional eleven producing wells in the Blue Sky Unit, which will decrease certain well spacings from 160 acres to 80 acres per well. The Company believes that reducing the well spacing should drawdown the reservoir pressure and improve gas production from the Blue Sky project.

Gross gas production from the twenty-four well pilot program in the Doty Mountain CBM Unit has increased to over 1,000 Mcf per day from zero gas production in January 2005 and the wells are inclining consistently. A second gas compressor was recently installed in the twelve-well Sun Dog CBM Unit to handle the increasing gas production from the Unit. A second water injection well was also placed on line during July 2005 in the Sun Dog Unit, which will allow for increased water production, and in turn increased gas production. Gross gas production from the twelve well pilot in Sun Dog is currently approximately 4,200 Mcf per day.

The pending Environmental Impact Statement is being prepared by the U.S. Bureau of Land Management (BLM) covering CBM development in the Atlantic Rim project appears to be moving forward. We continue to believe that a final Record of Decision will be posted prior to the beginning of the 2006 drilling season in the Atlantic Rim project.

The Company is planning to move an additional drilling rig into the Pacific Rim project area in August 2005.  Earlier in 2005, the Company successfully drilled and completed an Almond test well in Section 29 in Township 100, Range 14 in the Chicken Springs Unit in the Pacific Rim project.

Financial and Statistical Data Tables

Following are financial highlights for the comparative second quarters ended June 30, 2005 and June 30, 2004.

Warren Resources, Inc.

Consolidated Statements Of Operations (Unaudited)

	Three Months Ended June 30,
	2005	2004
Revenues
Turnkey contracts with affiliated partnerships	$1,324,538	$2,341,462
Oil and gas sales from marketing activities	2,310,421	1,411,992
Well services	284,636	281,327
Oil and gas sales	2,929,324	1,454,364
Net gain on investments	329,441	(137,784)
Interest and other income	697,909	558,692
Gain on sale of oil and gas properties	89,441	120,193
	7,965,710	6,030,246

Expenses
Turnkey contracts	1,746,209	1,909,964
Cost of marketed oil and gas purchased from affiliated partnerships	2,278,353	1,376,182
Well services	171,642	149,477
Production & exploration	1,999,872	1,047,884
Depreciation, depletion, amortization and impairment	918,257	1,131,469
General and administrative	1,467,007	1,164,948
Interest	499,523	147,352
Retirement of debt	349,037	—
	9,429,900	6,927,276

Loss before provision for income taxes and minority interest	(1,464,190)	(897,030)

Deferred income tax expense (benefit)	(114,000)	360,000

Loss before minority interest	(1,350,190)	(1,257,030)

Minority interest	(32,303)	(2,285)

Net loss	(1,382,493)	(1,259,315)

Less dividends and accretion on preferred shares	1,602,191	1,644,396

Net loss applicable to common stockholders	$(2,984,684)	$(2,903,711)

Basic and diluted loss per common share	$(0.08)	$(0.15)

Weighted average common shares outstanding	36,379,461	18,741,820

Production:
Gas - MMcf	258.0	210.2
Oil - MBbls	34.1	18.3
Total Equivalents (MMcfe)	462.7	320.0

Realized Prices:
Gas - Mcf	$5.93	$4.52
Oil - Bbl	40.94	31.56
Total Equivalents (Mcfe)	6.33	4.77

Net cash flow used in operating activities:
Cash flow from operations	$(10,272,980)	$(4,490,561)
Changes in working capital accounts	8,978,701	3,653,154
Cash flow used in operations before working capital changes	(1,294,278)	(837,407)

Conference Call

The public is invited to listen to the Company’s conference call set for today, August 10, 2005, at 1:00 p.m. Eastern Time. The call will be broadcast live over the Internet at our Web site: www.warrenresources.com. If you are unable to participate during the live broadcast, the call will be archived on Warren’s website for approximately 14 days. A telephonic replay will also be available through August 17, 2005 by dialing (888) 286-8010, pass code 22856823.

Updated 2005 Guidance

Mr. Larkin stated “while our initial production results are very encouraging, we commenced drilling activities in the Wilmington Unit later than anticipated. Our new Wilmington wells are being gradually brought online to assure the long-term integrity of the well completion engineering. Additionally, we are decreasing our efforts to drill additional pilots of the outlying areas of the federal units as the final Record of Decision for the Atlantic Rim Environmental Impact Statement draws near. Once the EIS Record of Decision has been issued, we will initially concentrate our capital expenditures on drilling more wells in units such as Sun Dog, Doty Mountain and Blue Sky where proved reserves and strong results have already been achieved and substantial gathering, compression and pipeline infrastructure has already been installed. We are also updating our 2005 guidance as shown below.”

Warren provides the following updated forecast for production, capital expenditures and operating costs based upon the information available at the time of this release.  Please see the forward-looking statement at the end of this release for more discussion of the inherent limitations of this information.

	Third Quarter ending September 30, 2005	Year ending December 31, 2005
Production:

Oil (MBbl)	36-39	167-190
Gas (MMcf)	260-276	1,000 –1,150
Gas Equivalent (MMcfe)	476-510	2,000– 2,300
Capex Budget (in thousands)	$12,000	$37,600

Selected operating revenue and expenses (in thousands):
Turnkey contract revenue	$2,500	$11,900
Turnkey contract expense	$2,375	$11,300
General and administrative expense	$2,000	$8,500

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery program in the Wilmington Unit located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., is headquartered in Casper, Wyoming.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov). Full details regarding the selected financial information provided above will be available in the Company’s quarterly report on Form 10-Q, which will be filed with the SEC on or about August 10, 2005.

Source:	Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017

Contact:	Investor Relations: Kathleen Heaney - phone (212) 753-2137